Filed pursuant to Rule 433

Registration Statement No. 333-217455

Celsion has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and the other documents Celsion has filed with the SEC for more complete information about Celsion and this offering. You may get these documents for free by visiting EDGAR on the SEC's web site at www.sec.gov. Alternatively, Celsion, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by contacting Oppenheimer & Co. Inc., 300 Madison Avenue, New York, New York 10017.

Corporate Presentation

May 2017

Safe Harbor Statement

This presentation and any statements made for and during any presentation or meeting contain forward-looking statements related to Celsion Corporation ("Celsion") under the safe harbor provisions of Section 21E of the Private Securities Litigation Reform Act of 1995 and are subject to risks and uncertainties that could cause actual results to differ materially from those projected.

These statements may be identified by the use of forward-looking words such as "anticipate," "planned," "believe," "forecast," "estimated," "expected," and "intend," among others. There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking statements. Such factors include, among other things, unforeseen changes in the course of research and development activities and in clinical trials; possible changes in cost, timing and progress of development, preclinical studies, clinical trials and regulatory submissions; Celsion's ability to obtain and maintain regulatory approval of any of its product candidates; possible changes in capital structure, financial condition, future working capital needs and other financial items; changes in approaches to medical treatment; introduction of new products by others; success or failure of our current or future collaboration arrangements, risks and uncertainties associated with possible acquisitions of other technologies, assets or businesses; the ability to obtain additional funds for operations; the ability to obtain and maintain intellectual property protection for technologies and product candidates and the ability to operate the business without infringing the intellectual property rights of others; the reliance on third parties to conduct preclinical studies or clinical trials; the rate and degree of market acceptance of any approved product candidates; possible actions by customers, suppliers, strategic partners, potential strategic partners, competitors and regulatory authorities; compliance with listing standards of The NASDAQ Capital Market; and those risks listed under "Risk Factors" as set forth in Celsion's most recent periodic reports filed with the Securities and Exchange Commission, including Celsion's Form 10-K for the year ended December 31, 2016.

While the list of factors presented here is considered representative, no such list should be considered to be a complete statement of all potential risks and uncertainties. Unlisted factors may present significant additional obstacles to the realization of forward-looking statements. Forward-looking statements included herein are made as of the date hereof, and Celsion does not undertake any obligation to update publicly such statements to reflect subsequent events or circumstances except as required by law.

Celsion

Offering Summary

Issuer	Celsion Corporation
Symbol / Exchange	CLSN / NASDAQ CM
Type of Offering	S-1 Follow-On
Offering Type	Common Stock and Warrants (100% Primary)
Offering Size	$15 million
Marketing	Weeks of May 30th – June 5th
Expected Pricing	June 14th
Use of Proceeds	Continue funding development of the OPTIMA Study and the OVATION Study and for general corporate purposes, including research and development activities, capital expenditures and working capital
Sole Underwriter	Oppenheimer & Co.

Celsion

Oncology Company

Capital Efficient Drug Development

Nanoparticle-Based Technology Platforms Driving Growth

Targeting Chemotherapy

Phase III Study in Primary Liver Cancer (The OPTIMA Study)

Phase II Study in RCW Breast Cancer (The Euro-DIGNITY Study)

Gene Mediated Immuno-Oncology

Phase I Neoadjuvant Therapy in 1st Line Ovarian Cancer (The OVATION Study)

Phase I/II Combination Therapy with Avastin 2nd line Ovarian Cancer

Celsion

Our Two Clinical Stage Platforms

LTSL

Lysolipid Thermally
Sensitive Liposomes
Known Chemotherapeutics

ThermoDox®

Targeted Doxorubicin Delivery

- Phase III Study Enrolling in HCC
- Phase II Study in RCW Breast Cancer

TheraPlas™

Synthetic Non-viral Vector
DNA Plasmids coded for
Therapeutic Proteins

GEN-1

Localized IL-12 Immunotherapy

- Neoadjuvant Study in 1st Line Ovarian

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Pipeline of Targeting Therapeutics

	INDICATION	PRODUCT CANDIDATE	PRE-CLINICAL	PHASE 1-2	PHASE 3
Clinical	Primary Liver Cancer	ThermoDox/OPTIMA Study			Phase III enrolling
Clinical	RCW Breast Cancer	ThermoDox /Euro-DIGNITY		Phase II initiating	
Clinical	Ovarian Cancer	GEN-1/OVATION Study		Phase I enrolling	
Pre-Clinical	MI Bladder Cancer	ThermoDox	Efficacy/Safety/Toxicology Complete		
Pre-Clinical	Glioblastoma	GEN-1	Efficacy/Safety/Toxicology		

Celsion


Chemotherapy
ThermoDox®

Celsion

Hepatocellular Carcinoma

Large and Deadly Global Cancer

- **5th most prevalent**
  - 800,000 global incidence growing 5% annually
  - By 2030, expected to be the #3 cancer
  - China has 50% of new cases; 75% in Asia

- **4th highest mortality**
  - 5-year survival rate less than 10%
  - Median survival from time of diagnosis is less than 3 years[1]
  - Curative surgery is approx. 20% of patients

- **Local therapies include:**
  - RFA, TACE and radiation
  - RFA is the dominant treatment with local recurrence rates >50% for lesions >3 cm
  - ThermoDox + RFA addresses limitations of current standard of care by **"Expanding the Treatment Zone"**

Market Opportunity >200K Patients

[1] *Journal of Hepatology 2012 vol. 56 | 908-943*

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ThermoDox + RFAblation

Expanding the Treatment Zone to Address RFA's Limitations

- ThermoDox infused IV ~15 minutes prior to sRFA
- RFA ablates tumor and creates a "Thermal Zone" in margin surrounding the tumor
- Doxorubicin is released in the "Thermal Zone" expanding treatment area and killing the metastases outside the ablation zone



RFA misses micro-metastases outside ablation zone
ThermoDox
Ablation Zone
Thermal Zone
RFA Electrode

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The Optima Study

Learnings from the 700 patient *HEAT Study*: RFA Dwell Time Matters

- Pre-specified analysis of HEAT Study data showed that patients with smaller lesions (3-5 cm) appeared to do better with ThermoDox
- When standardized for dwell time and lesion number, ThermoDox patients demonstrated clear difference in Overall Survival
- The hypothesis that dwell time increases local doxorubicin concentration was demonstrated in a computational model
- The hypothesis was further tested and demonstrated in an in-vivo pig model:



Total Tissue DOX [ug]
180
160
140
120
100
80
60
40
20
0
Dox in Center
Dox in Margin
5 minutes
15 minutes
30 minutes
60 minutes
Ablation Time

More RFA time = More local Dox deposition



100
57
26
7
0
1 cm

15 Min Dwell Time



45 Min Dwell Time
1 cm

- Multivariate analysis points to RFA dwell time with ThermoDox as the factor correlating to significant improvement in survival

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ThermoDox: HCC
Sub-Group Analysis of HEAT Study Data

More than Two Years Overall Survival Benefit

285 Patients with Standardized RFA>45 minutes (*sRFA*)



Product-Limit Survival Estimate
Survival Probability
1.0
0.8
0.6
0.4
0.2
0.0
0
20
40
60
80
100
sRFA45
Chart Legend
sRFA + ThermoDox – Median OS: 80+ months
sRFA Alone – Median OS: 57 months

Final OS analysis 7/15/2016 | HR=0.65 (95% CI 0.43 - 0.93) | *P* Value = 0.02

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RFA Dwell Time Matters

Independent Confirmation from NIH Analysis of HEAT Study Data

Evaluated RFA burn time per tumor volume (min/ml) for correlation with clinical outcome

- **Overall Findings**

  Increase in *burn time* per tumor volume improves OS in ThermoDox + RFA patients compared to RFA only patients, n=437

- **For all single lesion RFA + ThermoDox patients:**

  One unit increase in RFA duration per tumor volume improved OS by 20% (p=0.017, n=227)

  - More dramatic differences in subgroup of patients with RFA burn times per tumor volume > 2.5 minutes/ml
  - Cox multiple covariate analysis showed OS to be significant (p=0.038, HR=0.85)

- **For all single lesion RFA-only patients:**

  Burn time per tumor volume did not have a significant effect (p=0.57, n=210)

NIH

Celsion

NIH Confirms HEAT Study Sub-Group

Subjects with burn time > 2.5 min/ml (~45mins/3cm tumors)



RFA only
RFA+LTLD
Survival Probability
0.4
0.5
0.6
0.7
0.8
0.9
1.0
0
20
40
60
80

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ThermoDox + RFA vs TACE

Intermediate HCC

Study	Lesion size	N	Median OS (mos.)	Year 1 (%)	Year 2 (%)	Year 3 (%)
HEAT Study ITT Population	Overall: 2.7 - 7.5 cm Mean: 4.2 cm Median: 4 cm	701	53 mos.	85%	76%	64%
ThermoDox + RFA ≥ 45 min.	**Overall: 2.7 - 6.9 cm Mean: 4.3 cm Median: 4.2 cm**	**138**	**80+ mos.**	**94%**	**85%**	**77%**
RFA alone time ≥ 45 min.	Overall: 3 - 6.9 cm Mean: 4.2 cm Median: 3.9 cm	147	57 mos.	88%	79%	69%
Ikeda et al (TACE) 2013	Median: 3.9; range 1-11	99	37 mos.	90%	75%	NR
	> 3.0	64	NR	NR	66%	NR
Burrel (DEB TACE) 2012	BCLC A	41	54 mos.	90%	NR	68%
	BCLC B	63	48 mos.	88%	NR	64%

HEAT Study Subgroup

DEB TACE – Doxorubicin Eluding Beads

Review Article

The Clinical Management of Hepatocellular Carcinoma in the United States, Europe, and Asia

A Comprehensive and Evidence-Based Comparison and Review

Zhi Ven Fong, MD; and Kenneth K. Tanabe, MD

Hepatocellular carcinoma (HCC), the most common primary malignancy of the liver, represents 1 of the leading causes of cancer deaths in the world with an estimated 21,670 deaths in the United States in 2013. In contrast to other malignancies, there is an array of treatment options for HCC involving several specialties in the multidisciplinary care of the patient. Consequently, vast heterogeneity in management tendencies has been observed. The objective of this report was to review and compare guidelines on the management of HCC from the United States (National Comprehensive Cancer Network), Europe (European Association for the Study of the

Cancer September 15, 2014

TABLE 5. Survival Outcomes 3 Years After Surgical Resection and Radiofrequency Ablation of Hepatocellular Carcinoma Based Dichotomized Based on Tumor Size

	3-Year OS Rate, %			3-Year DFS Rate, %		
Tumor Size, cm	Resection	RFA	*P*	Resection	RFA	*P*
≤3	79	50	NS	67	34	NS
>3	59	24	.007	43	12	.003

Abbreviations: DFS, disease-free survival; NS, nonsignificant; OS, overall survival; RFA, radiofrequency ablation.

HEAT Study showed 3-Year OS Rate of 77% (July 2015)

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Phase III OPTIMA Study Design

General Eligibility
- Non-resectable HCC
- Single lesions
- Lesion > 3 cm but not > 7 cm
- Treatment naïve
- Child-Pugh A

Stratification
- Lesion size: 3-5 cm / 5-7 cm
- RFA Technique (Percutaneous, Laparoscopy, or Surgical)

Randomize 1:1
- N = 275 → ThermoDox plus sRFA*
- N = 275 → Dummy Infusion + sRFA*

Primary Endpoint	Overall Survival (OS)
Secondary Endpoints	Progression Free Survival; Safety
Interim Efficacy Analysis	118 OS Events / HR < 0.61 158 OS Events / HR < 0.70
Final Efficacy	197 OS Events / HR < 0.75

First Patient Enrolled
Q3 – 2014

~ 65 Clinical Sites in
14 Countries

* sRFA45 Standardized Radiofrequency Ablation > 45 minutes

ThermoDox for RCW Breast Cancer

Difficult to Treat with Severe Complications

- Breast cancer recurring in the chest wall affects ~35,000 post-mastectomy patients in the US and Europe annually[1]
- Up to 40% of women undergoing a mastectomy as primary treatment will experience local recurrence
- Local tumor control is a primary objective in treating these patients

Limited Treatment Options



Complete Response



Combined Phase 1 Data (n = 29)



Progressive Disease
Stable Disease
Partial Response
Complete Response
48% Local Response (ITT)
Subjects
15
10
5
0
3
2
1
3
5
3
1
1
2
2
20 mg/m²
30 mg/m²
40 mg/m²
50 mg/m²
Dose (mg/m²)

Phase 2 US DIGNITY Study

Evaluate local-regional breast tumor response.
17 patients enrolled; 12 evaluable for efficacy

- All evaluable patients experienced stabilization of disease; 67% of patients in evaluable population observed local responses - 5 CRs & 3 PRs
- 47% Local Response (ITT)

[1] *Agency for Healthcare Research and Quality 2009; Bian et al. 2008; Clemons et al. 2001*

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ThermoDox: Euro-DIGNITY Study

ThermoDox + Hyperthermia + Radiation

Primary Objectives

- Evaluate complete and partial response after 3 cycles of ThermoDox + Hyperthermia and Radiation Treatment (Tri-Modal Therapy)
- Evaluate loco-regional breast tumor control in patients undergoing Tri-Modal Therapy

70 patients to be enrolled

Open Label Design

Study Timelines

- Site Activation: Pending
- Expected Recruitment Period: H2-2017 through 2018


OPTIMAL HT DEVICE
ALBA
Automated Temperature Control provides homogeneous, local temperature distribution
39.5° C
42° C
ThermoDox INACTIVATION
ThermoDox ACTIVATION
ThermoDox INACTIVATION

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ThermoDox for Bladder Cancer

Preclinical Studies at Duke University and the NIH

79,000 new cases and 16,800 deaths in the U.S. (2015)

- 70% of new cases are non-muscle invasive
- Incomplete response of bladder tumors to intravesical drugs. like doxorubicin, has been attributed to inadequate drug delivery

Two independent preclinical studies conducted by Duke University and National Institutes of Health

- ThermoDox delivers doxorubicin at 10x that of free dox and at levels well above required therapeutic effects
- Minimizes unwanted drug delivery to other organs
- Heat-targeted drug delivery has the potential to make systemic chemotherapy more effective while improving safety



Bladder
TNM Classification
1. Tis
2. Ta
3. T1
4. T2
5. T3a
6. T3b
7. T4b
8. T4a
1
2
3
4
5
6
7
8
Mucosa
Submucosa
Superficial muscle
Deep muscle
Perivesical fat

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GEN-1 IL-12

Immuno-Oncology Program

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IL-12

A Powerful Immune Modulating Agent; Multiple Mechanisms

Mechanisms of Action

1. NK Cell Activation
2. T Cell Activation
3. Anti-angiogenesis
4. T Reg suppression



TUMOR DEATH
1 NK CELLS | Activation Proliferation
Innate Immunity
IL-12
Adaptive Immunity
3 IFN-γ ANTI-ANGIOGENESIS
2 T CELLS | Maturation Proliferation
4 TReg CELLS | Inhibition
TUMOR DEATH
TUMOR

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GEN-1

Novel Polymer-Plasmid DNA Nanoparticle

Rationale for Local Therapy with GEN-1 DNA Nanoparticles

- Loco-regional production of potent cytokine IL-12 avoid toxicities and poor pK associated with systemic recombinant IL-12
- Persistent local delivery of IL-12 lasts up to one week and dosing can be repeated
- Ideal for long-term maintenance therapy

GEN-1 is an Effective Alternative to rIL-12 Poor pK


rIL-12
Toxic Level
GEN-1
Therapeutic Level
Protein Levels



100 nm

Celsion

Ovarian Cancer

Large and Deadly Global Cancer

- **8th most diagnosed cancer among women**
  - 225,000 annual incidence worldwide
  - 22,280 in US and 100,000 in developed countries
  - 14,240 deaths in 2015
- **5th highest mortality among women**
  - 5-year survival rate for all stages is >50%
  - Survival rate reduces dramatically if not localized cancer
  - 15% diagnosed with localized cancer, eligible for potentially curative surgery
- **Local therapies for ovarian cancer**
  - Ovarian cancer is not diagnosed early - spreads to regional/mets requiring combo regimens
  - Most common site of recurrence in abdomen– importance of intra-peritoneal administered therapy
  - GEN-1 administered IP; ideal adjuvant to SoC therapy

Celsion

Sources: Cancer Statistics, American Cancer Society; Globocan; SEER database

GEN-1 for Ovarian Cancer

Local Immunotherapy

Persistent Local Delivery of an Immune Agent with a Single Administration



Peritoneal Mets
Peritoneal cavity



GEN-1



PPC Delivery System (PEG-PEI-Chol)
IL-12 Plasmid

Stable Nanoparticles for Local Delivery

- GEN-1causes the controlled local production of IL-12 at the cancer site
- IL-12 addresses cancer cells by recruiting the immune system, inducing powerful anti-cancer mechanisms for an immune attack

Celsion

Ovarian Cancer Treatment Path

Stage I/II (25%)

1st Line

Surgery
Followed by Chemo

(85% recurrence)

Stage III/IV (75%)

1st Line

Plat/Taxane followed by Surgery
PFS 12 mos.
OS 36 mos.

Recurrent Population (80 - 90%)

Plat. Sensitive | **Plat. Resistant** | **Plat. Refractory**

Plat/Taxane → **Plat. Resistant**

2nd Line

AURELIA Trial

Avastin + Chemotherapy:
PFS 6.7 mos. / OS 16.6 mos.

Chemotherapy Only:
PFS 3.4 mos. / OS 13.3 mos.

Treatment Failed Population

3rd Line

Best Care
OS < 6 mos.

Ovarian Cancer, US Statistics
22,280 new cases each year
14,240 est. deaths in 2015

Celsion

GEN-1Phase I Study

1st Line in Ovarian Cancer

The OVATION Study

Newly Diagnosed Ovarian Cancer → Not Surgical Candidate → Traditional 3+3 Dose Escalation → Standard Neoadjuvant Chemotherapy with 8 weekly cycles of GEN-1 → Debulk - Surgery

Neoadjuvant Study in Newly Diagnosed Ovarian Cancer Patients	To determine safety, dose, and feasibility in target patient population
Primary Endpoint	Optimal Therapeutic Dose
Secondary Endpoints	pCR, PFS, ↑IFNγ, ↑IL-12, ↓VEGF and Tumor-specific T-cell response CD4+,CD8+

Celsion

OVATION Study

Totality of Results in the First Four Patient Cohorts, n=12

- 1st 12 patients dosed, there has been a
  - 100% disease control rate (DCR)
  - 75% objective response rate (ORR)
- Of the 11 surgically resected patients:
  - All patients had successful resections of their tumors
  - One patient demonstrated a complete pathological response (PCR) [1]
  - 55% of patients had a R0 (margin – negative) resection
- Of the 5 treated (so far) at the highest doses, all were R0
- All patients show a greater than 90% drop in their CA-125 protein levels [2]
- Ratio of CD8+/FoxP3+ cells was increased in all four evaluable patients demonstrating a potential shift in tumor environment to favoring immune stimulation following NACT + GEN-1 therapy

1 In a 332 patient GOG Study, cPR's were seen in < 6.5% of patients; Strong correlation with improvement in Overall Survival (median OS of 72 mos.) which is a 3 year improvement over patients having a microPR or macroPR (Pvalue = 0.018)

2 50% reduction in CA-125 levels from baseline that is maintained for > 2 weeks is considered a CA-125 Responder

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GEN-1: Preclinical Studies

GEN-1 + Doxil + Avastin

- Doxil + Avastin is 2nd line SoC for platinum-resistant ovarian cancer.
- Adding Avastin Results in a > 98% Reduction in Tumor Burden



Mean Tumor Mass (mg)
450
400
350
300
250
200
150
100
50
0
Untreated
mIL12/PPC
HD Doxil/Avastin
LD Doxil/Avastin
HD Doxil/Avastin/IL12
LD Doxil/Avastin/IL12
Percent of Animals with Tumors
100
90
80
70
60
50
40
30
20
10
0

HD Doxil = 7.5 mg/kg
LD Doxil = 3.75 mg/kg

N = 8 /group
Animals euthanized 59 days after tumor implant

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GEN-1 + Doxil Phase 1b Trial

2nd Line

GEN-1 (mg/m^2)	Doxil (mg/m^2)
24	40
36	40
36	50

Clinical Observations

- All doses well tolerated with no DLTs
- Clinical response rate:
  - All doses: **> 50%**
  - Highest dose: **86%**
- Single agent Doxil comparison 4 previous studies:
  - Clinical RR **< 50%**

Translational Data Findings

Significant increase in immunologically active IL-12 levels in peritoneal fluid

- Detectable for at least one week after GEN-1 dosing
- Not detectable or very low in plasma

Significant increase in key downstream mediators of IL-12

- IFN-γ and TNF-α: ~5-fold increase observed in peritoneal fluid above pre-treatment level with the highest increase observed at 77-fold
- Very low to non-detectable levels of IFNγ and TNF-α in plasma

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GEN-1+Avastin and Doxil Trial Design

2nd Line


Platinum-Resistant Ovarian Cancer
Standard 3 x 3 Dose Escalating Design
1 ST Cohort N = 2 - 6
28 Day Dosing Cycle
Day 1: Doxil+Avastin+GEN-1
Day 8: GEN-1
Day 15: Avastin+GEN-1
Day 22: GEN-1
DSMB

Primary Endpoint Phase I Primary Endpoint Phase II	Optimal Safe Dose (Max or MTD) Clinical Objective Tumor Response (RECIST)
Secondary Endpoint	IL-12, IFN-γ, TNF-α, VEGF
Treatment period	28 day cycles continue until GEN-1 or Avastin treatment is no longer tolerated

Milestones & Financials

Celsion

Milestone Events (2016 - 2018)

	2016				2017				2018			
	Q1	Q2	Q3	Q4	Q1	Q2	Q3	Q4	Q1	Q2	Q3	Q4
ThermoDox												
OPTIMA STUDY		Initiate Enrollment in China √	HEAT Study OS Data (China cohort) √	NIH Presentation at RSNA √	OPTIMA 50% Complete √					OPTIMA Enrollment Complete		1st Interim Efficacy Endpoint
Euro-DIGNITY STUDY								Initiate Enrollment		1st Efficacy Assessment (24 pts)		Enrollment Complete
GEN-1												
OVATION STUDY		Efficacy Data from Cohorts 1 & 2 √	Translational Research Data from Cohorts 1 & 2 √	Efficacy Data from Cohort 3 √	Efficacy Data from Cohort 4 √	Final Efficacy & TR Data from Cohorts 1-4						
Avastin+Doxil Study	TR Data from Phase 1b Ovarian Study √	Pre-Clin Data at AACR √						Submit IND for Ph 1/2 Study	Initiate Enrollment			Efficacy & TR data from Phase 1
RNA Delivery												
Lung Cancer		Pre-Clin Data √ (Collaboration w/RNA company)					Potential Co-Development Collaboration					

√ Achieved to-date

Celsion

Financial Overview

Cash & Investments (3/31/17)	$4.5 million
Estimated cash usage per month	~$1.33 million
Market Capitalization	$13 million
Common shares outstanding	4 million
Fully diluted shares outstanding	6.1 million
Avg Pre-Split Daily Trading Volume	> 2 million

Celsion

Corporate Information

Celsion Corporation
997 Lenox Drive
Suite 100
Lawrenceville, NJ 08648

P 609-896-9100
F 609-896-2200
www.celsion.com
NASDAQ: CLSN

Celsion